Exhibit 4.12

TETRA Technologies, Inc.

EMPLOYEE RESTRICTED STOCK AGREEMENT

This Employee Restricted Stock Agreement (the “Restricted Stock Agreement”), dated February 22, 2008 (the “Grant Date”), is between TETRA Technologies, Inc., a Delaware corporation (“TETRA” or the “Company”), and Philip N. Longorio (“Longorio”).

In connection with the initial employment of Longorio with the Company as an executive officer, in order to provide an equity incentive to Longorio by affording him the opportunity to acquire shares of common stock of the Company, $0.01 par value per share (“Common Stock”), and in consideration of the mutual agreements set forth herein, the Company and Longorio hereby agree as follows:

1. Administration. This Restricted Stock Agreement shall be administered by the Management and Compensation Committee (the “Committee”) of the board of directors of the Company (the “Board”), which Committee shall consist of not less than two members of the Board, each of whom shall qualify as a “non-employee director” (as that term is defined in Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) appointed by and serving at the pleasure of the Board to administer the Restricted Stock Agreement or, if none, the Board. The Committee shall (i) interpret this Restricted Stock Agreement, (ii) make, amend and rescind such rules as it deems necessary for the proper administration of this Restricted Stock Agreement, (iii) make all other determinations necessary or advisable for the administration of this Restricted Stock Agreement and (iv) correct any defect or supply any omission or reconcile any inconsistency in this Restricted Stock Agreement in the manner and to the extent that the Committee deems desirable to effectuate this Restricted Stock Agreement. Any action or determination made by the Committee pursuant to this and the other paragraphs of this Restricted Stock Agreement shall be final, binding and conclusive on all affected persons. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to this Restricted Stock Agreement.

2. Grant of Restricted Stock. The Company hereby awards to Longorio all rights, title and interest in the record and beneficial ownership of 30,200 shares (the “Restricted Stock”) of Common Stock, subject to and in accordance with the terms and conditions of this Restricted Stock Agreement.

3. Custody of Restricted Stock. The stock certificate(s) evidencing the Restricted Stock shall be issued and registered on the Company’s books and records in the name of Longorio as soon as practicable following the date of this Restricted Stock Agreement. The Company shall retain physical possession and custody of each stock certificate representing the Restricted Stock until such time as the Restricted Stock becomes vested, and the restrictions imposed thereon lapse, in accordance with Paragraph 5 below. Longorio will deliver to the Company a stock power in substantially the form of Exhibit A attached hereto, endorsed in blank, with respect to each award of the Restricted Stock. Each stock certificate shall bear a restrictive legend in substantially the following form:

The shares represented by this certificate have been issued pursuant to the terms of the Employee Restricted Stock Agreement by and between TETRA Technologies, Inc. and Philip N. Longorio, and may not be sold, pledged, transferred, assigned or otherwise encumbered in any manner except as is set forth in the terms of the Restricted Stock Agreement dated February ___, 2008.

Upon the written request of Longorio following the vesting of any portion of the shares of the Restricted Stock and the removal of any restrictions thereon in accordance with Paragraph 5 below, the Company will promptly issue a stock certificate, without such restrictive legend, with respect to the vested portion of the shares of the Restricted Stock registered on the Company’s books and records in the name of Longorio. Following the expiration of the Restricted Period, the Company will promptly issue a stock certificate, without such restrictive legend, for any shares of the Restricted Stock that have vested and with respect to which the restrictions imposed thereon have lapsed to the extent a stock certificate has not previously been reissued without a restrictive legend as provided in the preceding sentence.

4. Risk of Forfeiture. Longorio shall immediately forfeit all rights to any shares of the Restricted Stock which have not vested and with respect to which the restrictions thereon have not lapsed in the event of termination, resignation, or removal of Longorio from employment with the Company or any Affiliate (as herein defined) under circumstances that do not cause Longorio to become fully vested, and the restrictions on such shares of Restricted Stock to lapse, under the terms of this Restricted Stock Agreement.

5. Restricted Period; Vesting. Subject to the provisions of this Restricted Stock Agreement including, without limitation, the following provisions of this Paragraph 5, the total number of shares subject to this Restricted Stock Agreement shall vest, and the restrictions imposed thereon shall lapse, in accordance with the following schedule:

Date	Aggregate Amount Vested
February 22, 2009	20%
August 22, 2009	30%
February 22, 2010	40%
August 22, 2010	50%
February 22, 2011	60%
August 22, 2011	70%
February 22, 2012	80%
August 22, 2012	90%
February 22, 2013	100%

The period from the date hereof until the shares of the Restricted Stock have become 100% vested and the restrictions thereon have lapsed shall be referred to as the “Restricted Period.”

The Committee may, upon the occurrence of a Change in Control and in accordance with Paragraph 9 below, waive all restrictions and conditions of the Restricted Stock with the result that the shares of Restricted Stock shall be fully vested and the restrictions thereon shall have lapsed.

6. Transferability. During the Restricted Period, Longorio shall not sell, assign, transfer, pledge, exchange, hypothecate, or otherwise dispose of any shares of the Restricted Stock prior to vesting in accordance with Paragraph 5 above. Upon receipt by Longorio of stock certificate(s) representing the vested shares without a restrictive legend pursuant to Paragraph 3 above, Longorio may hold or dispose of the shares represented by such certificate(s), subject to compliance with (i) the terms and conditions of this Restricted Stock Agreement, (ii) applicable federal or state securities laws or other applicable law, (iii) applicable rules of any exchange on which the Company’s securities are traded or listed, and (iv) the Company’s rules or policies as established by the Company in its sole discretion.

7. Ownership Rights. Prior to any forfeiture of the shares of Restricted Stock and while such nonvested shares are restricted, Longorio shall, subject to the terms and restrictions of this Restricted Stock Agreement, have all rights with respect to the shares of Restricted Stock awarded hereunder including the right to vote the shares of Restricted Stock, whether or not vested in accordance with Paragraph 5 above, and the right to receive all dividends, cash or stock, paid or delivered thereon from and after the date hereof in accordance with the following provisions. During the Restricted Period, any dividends, cash or stock, paid or delivered on any of the nonvested shares of the Restricted Stock, shall be credited to an account for the benefit of Longorio. In the event of the forfeiture of any nonvested shares of the Restricted Stock, Longorio shall have no further rights with respect to such Restricted Stock and shall forfeit any dividends, cash or stock, credited to the account for the benefit of Longorio which are related to the forfeited shares of Restricted Stock. To the extent the shares of Restricted Stock shall become fully vested and the restrictions imposed thereon shall lapse pursuant to Paragraph 5 above, all dividends, cash and stock, if any, credited to the account for the benefit of Longorio shall be distributed to Longorio without interest.

8. Termination of Employment. If Employment of Longorio is terminated for any reason whatsoever including, without limitation, death, Disability or Retirement, any nonvested shares of the Restricted Stock outstanding at the time of such termination and all rights thereunder shall be forfeited and no further vesting shall occur, and the Company shall have the right to repurchase or recover such shares for the amount of any cash paid therefor.

9. Change in Control.

(a) A “Change in Control” shall be deemed to have occurred upon any of the following events:

(i) any “person” (as defined in Section 3(a)(9) of the Exchange Act, and as modified in Section 13(d) and 14(d) of the Exchange Act) other than (A) the Company or any of its subsidiaries, (B) any employee benefit plan of the Company or any of its subsidiaries, (C) or any Affiliate, (D) a company owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, or (E) an underwriter temporarily holding securities pursuant to an offering of such securities ( a “Person”), becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the shares of voting stock of the Company then outstanding;

(ii) the consummation of any merger, reorganization, business combination or consolidation of the Company or one of its subsidiaries with or into any other company, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company;

(iii) the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition if the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets;

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(v) individuals who, as of the Grant Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Grant Date whose election by the Board, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board.

Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation resulting from or in respect of this Restricted Stock Agreement would be subject to the income tax under Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (“Code”) if the foregoing definition of “Change in Control” were to apply, but would not be so subject if the term “Change in Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5), then “Change in Control” shall mean a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5), but only to the extent necessary to prevent such compensation from becoming subject to the income tax under Section 409A of the Code.

(b) In the event of a Change in Control described in clauses (ii), (iii) and (iv) of this Paragraph 9, the Committee may waive all restrictions and conditions of all Restricted Stock then outstanding with the result that the shares of Restricted Stock shall be fully vested and all restrictions shall be deemed satisfied, and the Restricted Period shall be deemed to have expired as of the date of the Change in Control or such other date as may be determined by the Committee.

Notwithstanding the above, the Committee shall not be required to take any action described in the preceding sentence and any decision made by the Committee, in its sole discretion, not to take some or all of the actions described in the preceding sentence shall be final, binding and conclusive with respect to the Company and all other interested persons.

(c) If approved by the Board prior to or within thirty (30) days after such time as a Change in Control shall be deemed to have occurred, the Board shall have the right for a forty-five (45) day period immediately following the date that the Change in Control is deemed to have occurred to require Longorio to transfer and deliver to Company all unvested shares of Restricted Stock hereunder with respect to which the restrictions have not lapsed in exchange for an amount equal to the “cash value” (defined below) of such shares of Restricted Stock. Such right shall be exercised by written notice to Longorio. The cash value of such shares of Restricted Stock shall equal the “market value” (defined below) per share, multiplied by the number of unvested shares of Restricted Stock hereunder with respect to which the restrictions have not lapsed. For purposes of the preceding sentence, “market value” per share shall mean the higher of (i) the average of the Fair Market Value (as herein defined) per share of Common Stock on each of the five trading days immediately following the date a Change in Control is deemed to have occurred or (ii) the highest price, if any, offered in connection with the Change in Control. The amount payable to Longorio by Company pursuant to this Paragraph 9(c) shall be paid in cash or by certified check and shall be reduced by any taxes required to be withheld.

10. Reorganization of Company and Subsidiaries. The existence of the Restricted Stock shall not affect in any way the right or power of Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the

Company’s capital structure or its business, or any merger or consolidation of Company or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the shares of Restricted Stock or the rights thereof, or the dissolution or liquidation of Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

11. Adjustment of Shares. In the event of stock dividends, spin-offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events involving Company, the Committee shall, in such manner as it may deem equitable, make adjustments to the terms and provisions of this Restricted Stock Agreement.

12. Certain Restrictions. By executing this Restricted Stock Agreement, Longorio agrees that if at the time of delivery of certificates for the shares of Restricted Stock issued hereunder any sale of such shares of Common Stock is not covered by an effective registration statement filed under the Securities Act of 1933 (“Act”), the certificates so delivered may contain such legends as the Company shall require and Longorio will acquire the shares of Restricted Stock for Longorio’s own account and without a view to resale or distribution in violation of the Act or any other securities law, and upon any such acquisition Longorio will enter into such written representations, warranties and agreements as Company may reasonably request in order to comply with the Act or any other securities law or with this Restricted Stock Agreement. Longorio agrees that the Company shall not be obligated to take any affirmative action in order to cause the issuance or transfer of shares of Restricted Stock hereunder to comply with any law, rule or regulation that applies to the shares of Restricted Stock subject to this Restricted Stock Agreement.

13. Amendment and Termination. The Restricted Stock Agreement may not be terminated by the Board or the Committee at any time without the written consent of Longorio. This Agreement may be amended in writing by the Company and Longorio, provided the Company may amend this Agreement unilaterally (i) if the amendment does not adversely affect Longorio’s rights hereunder in any material respect, (ii) if the Company determines that an amendment is necessary to comply with Rule 16b-3 under the Exchange Act, or (iii) if the Company determines that an amendment is necessary to meet the requirements of the Code or to prevent adverse tax consequences to Longorio. No amendment or termination of this Restricted Stock Agreement will adversely affect the rights and privileges of Longorio to the Restricted Stock granted hereunder without the written consent of Longorio.

14. No Guarantee of Employment. Neither this Restricted Stock Agreement nor the award of Restricted Stock evidenced hereby shall confer upon Longorio any right with respect to continuance of employment or other service with the Company or any Affiliate, nor shall it interfere in any way with any right Company or any Affiliate would otherwise have to terminate Longorio’s employment or other service at any time.

15. Tax Matters.

(a) The Company shall have the right to require such arrangements and/or take such actions as may be necessary or appropriate to satisfy any withholding of any federal, state or local taxes required by law upon the vesting of the Restricted Stock and satisfaction of the conditions precedent under this Restricted Stock Agreement. Such arrangements or actions may include (i) allowing Longorio to tender to the Company shares of Common Stock owned by Longorio for a period of at least twelve months prior to the date vesting or lapse of restrictions, or (ii) withholding shares of Common Stock otherwise deliverable to Longorio pursuant to this Restricted Stock Agreement, in each case which have an aggregate FMV Per Share as of the date of such withholding that is not greater than the sum of all tax amounts to be withheld with respect thereto at the minimum statutory rate, together with payment of any remaining portion of such tax amounts in cash or by check payable and acceptable to the Company.

(b) Under Section 83 of the Code, the difference between the purchase price paid, if any, for the shares of Restricted Stock and their fair market value on the date of vesting when any forfeiture restrictions applicable to such shares lapse will be reportable as ordinary income at that time. For this purpose, “forfeiture restrictions” include the Company’s rights to reacquire the shares of the unvested Restricted Stock described above. Longorio may elect to be taxed at the effective time of this award when the shares are acquired rather than when such shares vest and cease to be subject to such forfeiture restrictions by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the date hereof. If such an election is made, Longorio will have to make a tax payment to the extent the purchase price, if any, is less than the fair market value of the shares on the date hereof. No tax payment will have to be made to the extent the purchase price, if any, is at least equal to the fair market value of the shares on the date hereof. Failure to make this filing within the thirty (30) day period will result in the recognition of ordinary income by Longorio as the shares of Restricted Stock vest and the forfeiture restrictions lapse.

LONGORIO ACKNOWLEDGES THAT IT IS LONGORIO’S SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER SECTION 83(b) IF LONGORIO ELECTS TO DO SO, EVEN IF LONGORIO REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON LONGORIO’S BEHALF. LONGORIO MUST AND IS RELYING SOLELY ON LONGORIO’S OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE ANY SECTION 83(b) ELECTION.

(c) Neither Company nor the Board or Committee makes any commitment or guarantee that any federal or state tax treatment will apply or be available to any person eligible for the benefits under this Restricted Stock Agreement.

(d) Notwithstanding any other provision of this Restricted Stock Agreement to the contrary, if Longorio is a “key employee,” as defined in Section 416(i) of the Code (without regard to paragraph 5 thereof), except to the extent permitted under Section 409A of the Code, no benefit or payment that is subject to Section 409A of the Code (after taking into account all applicable exceptions to Section 409A of the Code, including but not limited to the exceptions for short-term deferrals and for “separation pay only upon an involuntary separation from service”) shall be made under this Restricted Stock Agreement on account of Longorio’s “separation from service,” as defined in Section 409A of the Code, with the Company and its Affiliates until the later of the date prescribed for payment in this Restricted Stock Agreement and the first (1st) day of the seventh (7th) calendar month that begins after the date of Longorio’s separation from service (or, if earlier, the date of his death). Unless otherwise provided in this Restricted Stock Agreement, any amount that is otherwise payable within the delay period described in the immediately preceding sentence will be aggregated and paid in a lump sum without interest.

16. Definitions. As used herein, the following terms shall have the meanings set forth below:

(a) Affiliate means (i) any entity in which the Company, directly or indirectly, owns 10% or more of the combined voting power, as determined by the Committee, (ii) any “parent corporation” of the Company (as defined in Section 424(e) of the Code), (iii) any “subsidiary corporation” of any such parent corporation (as defined in Section 424(f) of the Code) of the Company and (iv) any trades or businesses, whether or not incorporated which are members of a controlled group or are under common control (as defined in Sections 414(b) or (c) of the Code) with the Company.

(b) Fair Market Value means, as of any given date, the closing price per share on the principal exchange or over-the-counter market on which such shares are trading, if any, or as reported on any composite index which includes such principal exchange, or if no trade of the Common Stock shall have been reported for such date, the closing price quoted on such exchange or market for the immediately preceding date on which such shares were traded. The term “closing price” on any given day shall mean (i) if the shares of Common Stock are listed or admitted for trading on a national securities exchange, the last reported sales price on such day, or (ii) if the shares of Common Stock are not listed or admitted for trading on a national securities exchange, the last transaction price on such day of the shares of Common Stock on the Nasdaq Market, Inc. (“NASDAQ”). If shares of the Common Stock are not listed or admitted to trading on any exchange, over-the-counter market or any similar organization on any given day, the Fair Market Value shall be determined by the Committee in good faith using any fair and reasonable means selected in its discretion.

17. Leave of Absence. If Longorio is on military, sick leave or other bona fide leave of absence, he shall be considered an “employee” for purposes of this Restricted Stock Agreement during the period of such leave provided it does not exceed 90 days (or such longer period as may be determined by the Committee in its sole discretion), or, if longer, so long as his right to reemployment is guaranteed either by statute or by contract. If the period of leave exceeds 90 days (or such longer period as may be determined by the Committee in its sole discretion), the employment relationship shall be deemed to have terminated on the 91st day (or the first day immediately following any period of leave in excess of 90 days as approved by the Committee) of such leave, unless his right to reemployment is guaranteed by statute or contract.

18. Community Interest of Spouse. The community interest, if any, of any spouse of Longorio in any Restricted Stock shall be subject to all of the terms, conditions and restrictions of this Restricted Stock Agreement.

19. Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, Longorio agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which Longorio has access. Longorio hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

20. Severability. In the event that any provision of this Restricted Stock Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of this Restricted Stock Agreement, and this Restricted Stock Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.

21. Governing Law. This Restricted Stock Agreement shall be construed in accordance with the laws of the State of Delaware to the extent federal law does not supersede and preempt Delaware law.

COMPANY

TETRA Technologies, Inc.

By: /s/Geoffrey M. Hertel

Geoffrey M. Hertel

President & Chief Executive Officer

LONGORIO

By: /s/Philip N. Longorio

Philip N. Longorio

Exhibit A

Assignment Separate from Certificate

FOR VALUE RECEIVED, hereby sells, assigns and transfers unto TETRA Technologies, Inc., a Delaware corporation (the “Company”), ( ) shares of common stock of the Company represented by Certificate No. herewith and does hereby irrevocably constitute and appoint , or his designee or successor, attorney to transfer the said stock on the books of the Company with full power of substitution in the premises.

Dated: ______________________________, 20 .

______________________________

Print Name

______________________________

Signature

Spouse Consent (if applicable)

(Purchaser’s spouse) indicates by the execution of this Assignment his or her consent to be bound by the terms of the Restricted Stock Agreement as to his or her interests, whether as community property or otherwise, if any, in the shares of common stock of the Company.

______________________________

Signature

INSTRUCTIONS: PLEASE DO NOT FILL IN ANY BLANKS OTHER THAN THE SIGNATURE LINE. THE PURPOSE OF THIS ASSIGNMENT IS TO ENABLE THE COMPANY TO EXERCISE ITS “REPURCHASE OPTION” SET FORTH IN THE RESTRICTED STOCK AGREEMENT WITHOUT REQUIRING ADDITIONAL SIGNATURES ON THE PART OF THE PURCHASER.